UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2009
VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51475	20-2903491

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2300 Corporate Blvd., N.W., Suite 123
Boca Raton, Florida	33431

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (561) 995-7313
NONE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.
          On June 16 and July 17, 2009, the Company sold $1,505,000 of 8% convertible debentures (“Notes”) to investors. The Notes are due two years from the issue date and are convertible into shares of the Company’s common stock at any time. The conversion price of the Notes is the lower of the average of the three lowest closing prices of the Company’s common stock in the 10 trading days prior to the conversion date, multiplied by the applicable percentage, or the fixed conversion price, which is $1.07 per share. The applicable percentage is seventy five percent. The fixed conversion price is subject to adjustment if the Company issues additional shares of its common stock or securities convertible into its common stock at a price per share less than the fixed conversion price.
          Immediately following the sale of the Notes, investors holding an aggregate amount of $655000 of the Notes elected to convert their Notes into 1,247,619 shares of the Company’s common stock.
     These securities were issued in transactions that were exempt from registration under Regulation D Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”), as transactions by an issuer not involving a public offering. All of the investors were knowledgeable, sophisticated and had access to comprehensive information about the Company and represented their intention to acquire the securities for investment only and not with a view to distribute or sell the securities. The Company placed legends on the securities stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VICOR TECHNOLOGIES, INC.
Date: July 23, 2009	By:	/s/ David H. Fater
David H. Fater
President and Chief Executive and Financial Officer